                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            American Biltrite Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                            AMERICAN BILTRITE INC.

                                57 River Street
                     Wellesley Hills, Massachusetts 02481

                               ----------------

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                  MAY 9, 2000

                               ----------------

To the Stockholders of
American Biltrite Inc.:

  Notice is hereby given that the Annual Meeting of the Stockholders of American Biltrite Inc. will be held in the Long Lane Room , 2nd Floor, Fleet Bank, 100 Federal Street, Boston, Massachusetts, on Tuesday, May 9, 2000 at 9:00 A.M. Boston time, for the following purposes:

  1. To elect three directors who will hold office until the Annual Meeting of Stockholders in 2003 and until their successors are duly elected and qualified.

  2.To transact any other business that may properly come before the meeting or any adjournment thereof.

  The close of business on March 24, 2000 has been fixed as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

  It is desirable that the stock of the Company should be represented as fully as possible at the Annual Meeting. Please sign, date and return the accompanying proxy in the enclosed envelope, which requires no postage if mailed in the United States. If you should attend the Annual Meeting, you may vote in person, if you wish, whether or not you have sent in your proxy.

                                          By Order of The Board of Directors

                                          Henry W. Winkleman
                                          Secretary

Wellesley Hills, Massachusetts
April 5, 2000

                                PROXY STATEMENT

  This proxy statement is furnished in connection with the solicitation, by and on behalf of the Board of Directors (the "Board") of American Biltrite Inc. (the "Company"), of proxies to be used in voting at the Annual Meeting of Stockholders (the "Meeting") to be held on May 9, 2000 in the Long Lane Room, 2nd Floor, Fleet Bank, 100 Federal Street, Boston, Massachusetts at 9:00 A.M. Boston time, and at any adjournments thereof. The principal executive offices of the Company are located at 57 River Street, Wellesley Hills, Massachusetts 02481. The cost of preparing and mailing the notice, proxy statement and proxy will be paid by the Company. It is expected that the solicitation of proxies will be by the Company by mail only, but may also be made by overnight delivery service, facsimile, personal interview, mail, telephone or telegraph by directors, officers or employees of the Company. The Company will request banks and brokers holding stock in their names or custody, or in the names of nominees for others, to forward copies of the proxy material to those persons for whom they hold such stock and to request authority for the execution of proxies and, upon request, will reimburse such banks and brokers for their out-of-pocket expenses incurred in connection therewith. This proxy statement and the accompanying proxy card were first mailed to stockholders on or about April 5, 2000.

  Proxies in the accompanying form, properly executed, duly returned to the Company and not revoked, will be voted at the Meeting (including adjournments), and where a specification is made by means of the ballot provided in the proxies regarding any matter presented to the meeting, such proxies will be voted in accordance with such specification.

  Any stockholder giving a proxy in the accompanying form retains the power to revoke it at any time prior to the exercise of the powers conferred thereby by filing a later dated proxy or by notice of revocation filed in writing with the Secretary of the Company. Attendance at the Meeting in person will not be deemed to revoke the proxy unless the stockholder affirmatively indicates at the Meeting an intention to vote the shares in person.

  On March 24, 2000, there were issued and outstanding 3,517,386 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"). Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Meeting or any adjournment thereof, and those entitled to vote will have one vote for each share held.

  A quorum for the consideration of any question at the Meeting will consist of a majority in interest of all stock issued and outstanding and entitled to vote upon that question. A plurality of the shares represented and voting at the Meeting is required to elect directors. On all other matters, a majority of the shares represented and voting at the meeting is required to decide the question. Under applicable Delaware law, abstentions and broker non-votes will be disregarded and have no effect on the outcome of the election.

  A copy of the Annual Report of the Company for the fiscal year ended December 31, 1999 is enclosed with this proxy statement.

                             ELECTION OF DIRECTORS

  The Board is divided into three classes, the terms of which expire at successive Annual Meetings of Stockholders. Stockholders are being asked to elect three Class I directors at the Meeting. The accompanying proxy will be voted for the election of the nominees named in Class I below unless otherwise instructed. The term of those Class I directors elected at the Meeting will expire at the Annual Meeting of Stockholders held in 2003 upon the election and qualification of their successors. Should any person named below be unable or unwilling to serve as a director, persons named as proxies intend to vote for such other person as management may recommend. Each nominee is currently a director of the Company.

  The following table sets forth the name, age and principal occupation of each of the nominees for election as director and each current director in the classes continuing in office, together with a statement as to the period during which he or she has served as a director of the Company.

                                      Business Experience and              Expiration of
       Name (Age)                       Other Directorships                Present Term
       ----------                     -----------------------              -------------
Nominees
--------
CLASS I
Gilbert K. Gailius (68).  Vice President--Strategic Planning of the            2003
                          Company. Director of the Company since 1983.

Richard G. Marcus (52)..  President and Chief Operating Officer of the         2003
                          Company. Director of the Company since 1982.
                          Vice Chairman of the Board of Directors of
                          Congoleum Corporation.

Frederick H. Joseph       Managing Director, ING Barings LLC, Investment       2003
 (63)...................  Bankers. From 1994 to 1998 was Chairman of
                          Clovebrook Capital Corp. Director of the Company
                          since 1997.

Incumbent Directors
-------------------

CLASS II

John C. Garrel, 3rd       Former Director, Global Banking, The First           2001
 (60)...................  National Bank of Boston, a national banking association. Director of the Company since 1977.

James S. Marcus (70)....  Former Limited Partner, Goldman, Sachs & Co.,        2001
                          investment bankers. Director of the Company
                          since 1971. Director of Kellwood Company and
                          Insight Communications.

Roger S. Marcus (54)....  Chairman of the Board and Chief Executive            2001
                          Officer of the Company. Director of the Company
                          since 1981. Chairman of the Board of Directors
                          and Chief Executive Officer of Congoleum
                          Corporation.

CLASS III

Mark N. Kaplan, Esq.      Of Counsel, Skadden, Arps, Slate, Meagher & Flom     2002
 (70)...................  LLP, attorneys. Director of the Company since
                          1982. Director of: Grey Advertising Inc.; DRS
                          Technologies Inc.; Autobytel.com Inc.; REFAC
                          Technology Development Corporation; Volt
                          Information Sciences, Inc.; and Congoleum
                          Corporation.

                                     Business Experience and              Expiration of
       Name (Age)                      Other Directorships                Present Term
       ----------                    -----------------------              -------------
Natalie S. Marcus (83).. Investor. Director of the Company since 1992.        2002

William M. Marcus (62).. Executive Vice President and Treasurer of the        2002
                         Company. Director of the Company since 1966.
                         Director of Congoleum Corporation.

Kenneth I. Watchmaker    Executive Vice President and Chief Financial         2002
 (57)................... Officer of Reebok International Ltd., a
                         worldwide designer, marketer and distributor of
                         sports, fitness and casual footwear, apparel and
                         equipment. Director of the Company since 1995.

Note: Natalie S. Marcus is the mother of Roger S. Marcus and Richard G. Marcus and the aunt of William M. Marcus. James S. Marcus is not related to Natalie, Roger, Richard or William Marcus.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ELECTION OF EACH OF THE NOMINEES FOR CLASS I DIRECTOR.

                              EXECUTIVE OFFICERS

  The following table sets forth certain information relating to the executive officers of the Company.

                                                                      Executive Officer
Executive Officer (Age)   Position                                          Since
-----------------------   --------                                    -----------------
Roger S. Marcus (54)....  Chief Executive Officer                           1981

Richard G. Marcus (52)..  President and Chief Operating Officer             1982

William M. Marcus (62)..  Executive Vice President and Treasurer            1966

Gilbert K. Gailius (68).  Vice President-Strategic Planning                 1979

Howard N. Feist (43)....  Vice President-Finance and Chief Financial        2000
                          Officer of the Company and Chief Financial
                          Officer and Secretary of Congoleum
                          Corporation

J. Dennis Burns (60)....  Vice President and General Manager, Tape          1985
                          Products Division

Jean Richard (55).......  Vice President and General Manager American       2000
                          Biltrite (Canada) Ltd.

Henry W. Winkleman (55).  Vice President, Corporate Counsel and             1989
                          Secretary

Edward J. Lapointe (57).  Controller                                        1983


                   CERTAIN BENEFICIAL OWNERS OF COMMON STOCK

  The following table, together with the accompanying text and footnotes, sets forth, as of March 24, 2000, (a) the holdings of the Common Stock of each director of the Company and of each person nominated to become a director of the Company, (b) the holdings of the Common Stock of all officers and directors as a group and (c) the names, addresses and holdings of the Company's Common Stock of each person who owns 5% or more of its Common Stock.

Name and Address                            Amount and Nature of    Percent of
of Beneficial Owner(1)                     Beneficial Ownership(2) Common Stock
----------------------                     ----------------------- ------------
Directors and Executive Officers
Natalie Marcus...........................           987,250(3)(4)      28.1%
 c/o American Biltrite Inc.
 57 River Street
 Wellesley Hills, MA 02481

Richard G. Marcus........................           562,627(3)(5)      15.5
 c/o American Biltrite Inc.
 57 River Street
 Wellesley Hills, MA 02481

Roger S. Marcus..........................           559,987(3)(6)      15.4
 c/o American Biltrite Inc.
 57 River Street
 Wellesley Hills, MA 02481

William M. Marcus........................           393,884(3)(7)      10.9
 c/o American Biltrite Inc.
 57 River Street
 Wellesley Hills, MA 02481

Gilbert K. Gailius.......................            54,000(8)          1.5

J. Dennis Burns..........................            20,600(9)           --

Mark N. Kaplan...........................             2,000              --

John C. Garrels, 3rd.....................               800              --

James S. Marcus..........................               200              --

All directors and executive officers as a
 group (14 persons)......................         2,333,142            59.3

5% Beneficial Owners

Dimensional Fund Advisors, Inc...........           291,750(10)         8.4
 1299 Ocean Avenue, Suite 650
 Santa Monica, CA 90491

Wilen Management Company, Inc............           237,310(11)         6.7
 2360 West Joppe Road, Suite 226
 Lutherville, MD 21093

Marvin C. Schwartz.......................           186,500(12)         5.3
 c/o Neuberger & Berman, LLC
 605 Third Avenue
 New York, NY 10158

--------
 (1) Addresses are given only for beneficial owners of more than 5% of the Common Stock.

 (2) Unless otherwise noted, the nature of beneficial ownership is sole voting and/or investment power.

 (3) As of the date shown, these shares were among the 2,225,142 shares, or 58.1%, of the outstanding Common Stock beneficially owned by the following persons, who have identified themselves as persons who have taken, and reasonably anticipate continuing to take, actions which direct or may cause the direction of the management and policies of the Company and the voting of their shares of Common Stock in a manner consistent each with the other, and who therefore may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); Natalie S. Marcus, Richard G. Marcus, Roger S. Marcus, William M. Marcus and Cynthia S. Marcus (c/o American Biltrite Inc., 57 River Street, Wellesley Hills, MA 02481).

 (4) Natalie S. Marcus has sole voting and investment power over 839,250 shares. Mrs. Marcus is also a co- trustee with Richard G. Marcus and Roger S. Marcus over 144,000 shares and trustee of a charitable trust which holds 4,000 shares.

 (5) Richard G. Marcus has sole voting and investment power over 306,627 shares. Mr. Marcus is also a co-trustee with Natalie S. Marcus and Roger
      S. Marcus over 144,000 shares. Mr. Marcus also has the right to acquire 112,000 shares which are issuable upon exercise of options exercisable within 60 days of the date of this proxy statement. Richard G. Marcus's wife, Beth A. Marcus, owns 3,190 shares.

 (6) Roger S. Marcus has sole voting and investment power over 303,981 shares. Mr. Marcus is also a co-trustee with Natalie S. Marcus and Richard G. Marcus over 144,000 shares. Mr. Marcus also has the right to acquire 112,000 shares which are issuable upon exercise of options exercisable within 60 days of the date of this proxy statement. Roger S. Marcus's daughter, Elissa G. Marcus, owns 6,090 shares.

 (7) William M. Marcus has sole voting and investment power over 302,284 shares. Mr. Marcus also has the right to acquire 91,600 shares which are issuable upon exercise of options exercisable within 60 days of the date of this proxy statement. William M. Marcus's wife, Cynthia S. Marcus, owns 9,400 shares.

 (8) Gilbert K. Gailius has sole voting and investment power over 12,000 shares. Mr. Gailius has the right to acquire 42,000 shares which are issuable upon exercise of options exercisable within 60 days of the date of this proxy statement.

 (9) J. Dennis Burns has sole voting and investment power over 3,000 shares. Mr. Burns has the right to acquire 17,600 shares which are issuable upon exercise of options exercisable within 60 days of the date of this proxy statement.

(10) Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission (the "Commission") on February 1, 2000.

(11) Based on information contained in a Schedule 13G filed with the Commission on February 8, 2000.

(12) Based on information contained in a Schedule 13D filed with the Commission on December 9, 1996.

  In February 1996, Richard G. Marcus entered into a settlement agreement in the form of a consent decree with the Commission in connection with the Commission's investigation covering trading in the Common Stock by an acquaintance of Mr. Marcus. Mr. Marcus, without admitting or denying the Commission's allegations of securities laws violations, agreed, among other things, to the entry of a permanent injunction against future violations of
Section 10(b) of, and Rule 10b-5 under, the Exchange Act.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act, requires the Company's directors, executive officers and holders of more than 10% of the Common Stock and other equity securities of the Company to file with the Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. The Company believes that during the year ended December 31, 1998, its officers, directors and holders of more than 10% of the company's Common Stock complied with all Section 16(a) filing requirements.

                     DIRECTOR COMPENSATION AND COMMITTEES

  During 1999, the Board held four meetings. Each director who is not an officer and employee of the Company is entitled to receive a director's fee of $15,000 per year and $2,000 for each Board meeting and each Audit and Executive Committee meeting attended during 1999.

  Directors may elect to defer the receipt of all or a part of their fees. Amounts so deferred earn interest, compounded quarterly, at a rate equal to the base rate quoted by the Fleet Boston Financial at the end of each quarter.

  There are four standing committees of the Board. The Company's Executive Committee consists of five members. The functions of the committee are to advise and aid the officers of the Company in all matters concerning its interests and the management of its business and, when the Board is not in session, to exercise all the powers of the Board with reference to the conduct of the business of the Company which may be lawfully delegated by the Board. During 1999, the Executive Committee held one meeting. The members of the Executive Committee are Messrs. William M. Marcus, Chairman, Roger S. Marcus, Richard G. Marcus, Mark N. Kaplan and John C. Garrels, 3rd.

  The Company also has an Audit Committee consisting of three members, all of whom are non-employee directors. The Audit Committee recommends engagement of the independent auditors, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent auditors' report, reviews the activities and recommendations of the Company's internal auditors, considers comments made by the independent auditors with respect to the Company's internal control structure and reviews internal accounting procedures and controls with the Company's financial and accounting staff. During 1999, the Audit Committee held two meetings. The members of the Audit Committee are Messrs. Kenneth I. Watchmaker, James S. Marcus and John C. Garrels, 3rd.

  The Company's Compensation Committee consists of three members. The committee met three times during 1999. The members of the Compensation Committee are Messrs. John C. Garrels, 3rd, Mark N. Kaplan and Kenneth I. Watchmaker. The Company does not have a nominating committee of the Board.

  The Company's Stock Award Committee consists of three members. The function of the committee is to grant stock options and other employee incentives to executive officers of the Company (including without limitation the Company's Chief Executive Officer and the Company's four other most highly compensated officers). The members of the Stock Award Committee are John C. Garrels, 3rd, James S. Marcus and Kenneth I. Watchmaker. The committee held one meeting in 1999.

                         COMPENSATION COMMITTEE REPORT

Overall Policy

  The Company's executive compensation program is designed to reflect both corporate performance and individual responsibilities and performance. The Compensation Committee administers the Company's overall compensation strategy in an attempt to relate executive compensation appropriately to the Company's overall growth and success and to the executive's duties, demonstrated abilities and, where appropriate, the performance of the operating division or subsidiary for which the executive is responsible. The objectives of this strategy are to attract and retain the best possible executives, to motivate these executives to achieve the Company's business goals and to provide a compensation package that recognizes individual contributions as well as overall business results.

  Each year, the Compensation Committee conducts a review of the Company's executive compensation. This review includes consideration of: the relationship between an executive's current compensation and his current duties and responsibilities; the compensation of executive officers with similar duties and responsibilities; and inflationary trends. The annual compensation review permits an ongoing evaluation of the relationships among the size and scope of the Company's operations, the Company's performance and its executive compensation. The Compensation Committee also considers the legal and tax effects (including without limitation the effects of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), of the Company's executive compensation program in order to provide the most favorable legal and tax consequences for the Company.

  The Compensation Committee determines the compensation of the individuals whose compensation is detailed in this proxy statement (including in the Summary Compensation Table) and sets policies for and reviews the compensation awarded to the Company's most highly compensated corporate executives. This process is designed to provide consistency throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is described in this proxy statement (other than Roger S. Marcus, the Company's Chief Executive Officer), the Compensation Committee takes into account the views of Roger S. Marcus.

  The key elements of the Company's executive compensation consist of base salary, annual bonus and stock options. In 1996, the Compensation Committee established certain additional elements to the Company's executive compensation program, including principally split-dollar insurance arrangements. The Compensation Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Roger S. Marcus, are discussed below. In addition, although the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, insurance and other benefits, as well as the specific elements of the program described below.

Base Salaries

  Base salaries for executive officers are determined by considering historical salaries paid by the Company to officers having certain duties and responsibilities and then evaluating the current responsibilities of the position, the scope of the operations under management and the experience of the individual. Annual salary adjustments are determined by evaluating on an individual basis (i) new responsibilities of the executive's position, (ii) changes in the scope of the operations managed, (iii) the performance both of such operations and of the executive in the position and (iv) annual increases in the cost of living.

  With respect to the base salary of Roger S. Marcus in 1999, the Compensation Committee took into account the Company's performance (and, specifically, the performance of Congoleum Corporation, a subsidiary of the Company), the asset values created for the Company by Congoleum Corporation under Mr. Marcus's leadership and the assessment by the Compensation Committee of Mr. Marcus's individual performance as Chief Executive Officer of both the Company and Congoleum Corporation. The Compensation Committee also took into account the length of Mr. Marcus's service to the Company and his increasing responsibilities in the course of such service. Mr. Marcus's base salary of $492,500 for 1999 represents an increase of 6.5% over his $462,500 base salary for 1998. The Compensation Committee approved a base salary of $517,500 for Mr. Marcus for 2000, an increase of 5.1% over his 1999 base salary.

Annual Bonus

  The Company's executive officers are eligible for an annual cash bonus. Annual bonuses are determined on the basis of individual and corporate performance. The most significant corporate performance measure for bonus payments is earnings of the Company as a whole and then the relevant divisions or subsidiaries, where appropriate. The Compensation Committee has adopted a policy of paying bonuses to Roger S. Marcus and Richard G. Marcus of approximately 3-4% of the Company's after-tax earnings, taking into account significant non-operational occurrences and the actual level of profitability for the relevant year. In determining annual bonuses, the Committee also considers the views of Roger S. Marcus as Chief Executive Officer and discusses with him the appropriate bonuses for all executives, including himself.

  For 1999, Roger S. Marcus was awarded an aggregate bonus of $575,000. For 1998, he was awarded a bonus of $550,000. A portion of Mr. Marcus's 1999 bonus was based on earnings for the Company as a whole in accordance with the Compensation Committee policy set forth above. A substantial portion of Mr. Marcus's 1999 bonus, however, was awarded to Mr. Marcus for his exceptional performance as Chief Executive Officer of the Company and as Chief Executive Officer of Congoleum Corporation, taking into account certain payments by Congoleum Corporation to the Company relating to, among other things, Mr. Marcus's service as Chief Executive Officer of Congoleum Corporation. In awarding Mr. Marcus's aggregate bonus, the Compensation Committee also considered the performance of the Common Stock and Mr. Marcus's role in promoting the long-term strategic growth of the Company.

Stock Options

  Under the Company's 1993 Stock Award and Incentive Plan, stock options are granted to the Company's executive officers. Stock options are granted to the Company's executive officers by the Compensation Committee or the Stock Award Committee, as appropriate. Currently, these Committees set guidelines for the size of stock option awards based on factors similar to those used to determine base salaries and annual bonus. Stock options are designed to align the interests of executives with those of the stockholders.

  Under the 1993 Stock Award and Incentive Plan, stock options are typically granted with an exercise price equal to the market price of the Common Stock on the date of grant and vest over time. This approach is designed to encourage the creation of stockholder value over the long term since the full benefit of options granted under the plan cannot be realized unless stock price appreciation occurs over time.

Supplemental Benefits

  In 1996, the Compensation Committee established supplemental benefits for certain executive officers of the Company. These supplemental benefits were proposed and approved as a means of addressing the substantial inequity to the five most highly compensated executive officers of the Company created by the cap on credited compensation under the Company's qualified pension plan described below under the caption "Defined Benefit Pension Plan." Effective as of December 20, 1996, the Company entered into split-dollar life insurance agreements for the benefit of each of William M. Marcus, Richard G. Marcus and Roger S. Marcus. Effective as of January 9, 1997, the Company entered into a similar agreement for the benefit of J. Dennis Burns. Under these contracts, the Company agreed to pay a portion of premiums due over a specified time period on certain variable life insurance policies providing life insurance protection for the family of each executive officer, subject to various terms and conditions. In 1996, the Company paid the full initial premiums under each of the policies. In 1997 and future policy years covered by the split-dollar agreements, although the Company is only obligated under the agreements to pay a portion of the executives' policy premiums, the Company has paid and may continue to pay the full premium under any of the policies or reimburse the executives for some or all of their portion of the premiums under one or more of their respective policies covered by the agreements. Premiums paid in 1999 under the split-dollar agreements are reflected in the Summary Compensation Table set forth below under the column entitled "All Other Compensation." Under each of the split-dollar agreements, the Company is entitled to all of the net premiums paid by it upon termination of the agreement in accordance with its terms. Each life insurance policy subject to a split-dollar agreement has been assigned to the Company as collateral to secure recovery by the Company of the premiums paid by it on that policy.

  In 1996, the Compensation Committee also approved unfunded supplemental retirement benefits for Gilbert K. Gailius, the Company's Chief Financial Officer, which entitle Mr. Gailius to post-retirement cash payments from the Company, payable on the same basis as benefits payable under The Retirement Plan for Salaried Employees of American Biltrite Inc. (the "Pension Plan"). The supplemental retirement benefits will equal the difference between (a) the dollar amount of retirement benefits to which Mr. Gailius would have been entitled to at age 65 under the Pension Plan absent any limit on credited compensation imposed by the Internal Revenue Code of 1986, as amended ("Required Maximum"), and (b) the dollar amount of retirement benefits actually payable to Mr. Gailius under the Pension Plan. Mr. Gailius's rights with respect to these benefits are those of an unsecured creditor of the Company.

Company Agreements

  Mr. Gailius's base salary, annual bonus and supplemental benefits in his new position as the Company's Vice President of Strategic Planning are provided for in employment arrangements recently approved by the Board. These arrangements are described below under the heading "Executive Compensation-Employment Arrangements." No other executive officer of the Company has an employment agreement with the Company.

Conclusion

  Through the programs described above, a significant portion of the Company's executive compensation is linked directly to individual and corporate performance. In 1999, 50.3% of the Company's executive compensation consisted of performance-based variable elements. In the case of Roger S. Marcus, approximately 53.9% of his 1999 compensation consisted of performance-based variable elements. The Compensation Committee intends to continue the policy of linking executive compensation to corporate and individual performance, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

                                          COMPENSATION COMMITTEE

                                          Mark N. Kaplan, Chairman
                                          John C. Garrels, 3rd
                                          Kenneth I. Watchmaker

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mark N. Kaplan, a director of the Company, was a partner in and is now of counsel at Skadden, Arps, Slate, Meagher & Flom LLP, a law firm retained by the Company in 1999 and proposed to be retained during 2000. In fiscal year 1999, the Company paid fees and disbursements for professional services to such firm in the amount of $68,273.

  Frederick H. Joseph, a director of the Company, is a managing director in ING Barings LLC, an investment banking firm. In fiscal year 1999, ING Barings LLC received a fee of $50,000 for investment banking service.

                            EXECUTIVE COMPENSATION

  The following table sets forth information concerning the compensation earned by or paid to the Company's Chairman of the Board and Chief Executive Officer and the Company's four other most highly compensated officers for services rendered to the Company and its subsidiaries in all capacities during each of the last three years. The table also identifies the principal capacity in which each of the named executives served the Company at the end of 1999.

                          SUMMARY COMPENSATION TABLE

                                      Annual Compensation
                                      --------------------
Name and Principal                                              All Other
Position                         Year Salary($)  Bonus($)   Compensation($)(1)
------------------               ---- ---------- ---------  ------------------
Roger S. Marcus................. 1999    492,500   575,000       196,400
 Chairman of the Board and       1998    462,500   550,000       196,400
 Chief Executive Officer         1997    437,500   500,000       196,400

Richard G. Marcus............... 1999    492,500   575,000       156,400
 President and Chief Operating   1998    462,500   550,000       156,400
 Officer                         1997    437,500   500,000       156,400
William M. Marcus............... 1999    394,000   400,000       226,400
 Executive Vice President and
  Treasurer                      1998    370,500   300,000       226,400
                                 1997    351,000   280,000       226,000
Gilbert K. Gailius.............. 1999    292,500   250,000        16,400
 Vice President-Finance          1998    275,000   187,500        16,400
 and Chief Financial Officer     1997    260,000   175,000        16,000
J. Dennis Burns................. 1999    195,000    85,000        18,400
 Vice President and              1998    186,250    50,000        18,400
 General Manager,                1997    178,750    60,000        18,400
 Tape Products Division

--------
(1) The amounts disclosed in this column include:

    (a) Company contributions of $6,400, in each of 1999, 1998 and 1997, respectively, under the Section 401(k) Savings Investment Plan on behalf of each individual listed;

    (b) payment by the Company of $10,000 in each of 1999, 1998 and 1997 to individual life insurance trusts for Roger S. Marcus, Richard G. Marcus, William M. Marcus and Gilbert K. Gailius; and

    (c) premiums paid by the Company in 1999, 1998 and 1997 under split-dollar insurance arrangements on behalf of Roger S. Marcus, Richard G. Marcus, William M. Marcus and J. Dennis Burns, totaling $180,000, $140,000, $210,000 and $12,000, respectively for each year.

Employment Arrangements

  The Board recently approved employment arrangements for Gilbert K. Gailius, formerly the Company's Chief Financial officer. These arrangements are effective as of January 1, 2000. Under these arrangements, the Company has agreed to employ Mr. Gailius for a period of two years as its Vice President of Strategic Planning at a salary of $150,000 per year. In his new position, Mr. Gailius continues to participate in the Company's annual bonus program at a level 50% lower than the level at which he participated in that program for the Company's 1999 fiscal year. Mr. Gailius also continues to be eligible for pension benefits equal to $100,000 per year, consisting of (a) the dollar amount of retirement benefits actually payable to Mr. Gailius under the Pension Plan; (b) an amount equal to the unfunded supplemental retirement benefits described above under the heading "Compensation Committee Report-Supplemental Benefits," and (c) an additional cash payment from the Company. The payment referenced in clause (c) of the immediately preceding sentence is guaranteed for at least five years after Mr. Gailius's two-year term expires on January 1, 2002. The employment arrangements further provide that Mr. Gailius's duties and responsibilities as Vice President of Strategic Planning will be as determined from time to time by the Company's President.

                                 STOCK OPTIONS

  The table below sets forth information relating to stock option exercises in 1999 by the named executive officers of the Company and the number and value of each such officer's unexercised in-the-money options/SARs on December 31, 1999 based upon the difference between exercise price and closing price per share at fiscal year-end.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                           FY-END OPTION/SAR VALUES

                                                           Number of Securities
                                                          Underlying Unexercised       Value of Unexercised In-the-Money
                                                          Options/SARs at FY-End            Options/SARs at FY-End
                                                     --------------------------------- ---------------------------------
                         Shares Acquired    Value
          Name           on Exercise (#) Realized($) Exercisable (#) Unexercisable (#) Exercisable ($) Unexercisable ($)
          ----           --------------- ----------- --------------- ----------------- --------------- -----------------
Roger S. Marcus.........        --            --         102,000          30,000           72,500               0
Richard G. Marcus.......        --            --         102,000          30,000           72,500               0
William M. Marcus.......        --            --          83,600          24,000           72,500               0
Gilbert K. Gailius......        --            --          38,000          12,000           43,500               0
J. Dennis Burns.........        --            --          16,400           3,600           29,000               0

                         DEFINED BENEFIT PENSION PLAN

  In addition to the remuneration set forth above, the Company contributes annually to the Pension Plan, a defined benefit pension plan. The annual actuarial valuation of the Pension Plan is performed using the Projected Unit Credit Cost Method as the actuarial cost method under which the Company's contributions are determined for all participants as a group. Allocations of the Company's contribution to individual participants are not readily available. Remuneration under the Pension Plan is calculated on the basis of the employee's highest average compensation over a period of five consecutive years during the last ten years of service ("final average compensation") subject to any applicable Required Maximum. Benefits payable under the Pension Plan are not subject to deduction for Social Security or other offset amounts.

  The table below sets forth the approximate maximum retirement benefits for employees retiring during 1999, subject to limitations, if any, imposed by law, payable under the Pension Plan to persons whose final average compensation is in the classification indicated.

                              PENSION PLAN TABLE

                                                Years of Service
                                 -----------------------------------------------
Remuneration                       15      20      25      30      35      40
------------                     ------- ------- ------- ------- ------- -------
 $150,000....................... $18,400 $24,500 $30,600 $36,800 $42,900 $49,000
 $175,000.......................  19,700  26,300  32,900  39,500  46,000  52,600
 $200,000.......................  19,700  26,300  32,900  39,500  46,000  52,600
 $300,000.......................  19,700  26,300  32,900  39,500  46,000  52,600
 $400,000.......................  19,700  26,300  32,900  39,500  46,000  52,600
 $500,000.......................  19,700  26,300  32,900  39,500  46,000  52,600

  The table below sets forth certain information relating to the Pension Plan with respect to the five most highly compensated executive officers of the Company. Remuneration covered by the Pension Plan for each of these executives currently is limited to the Required Maximum.

                                                1999 Remuneration Credited Years
     Name                                        Covered by Plan    of Service
     ----                                       ----------------- --------------
     Roger S. Marcus...........................     $160,000            32
     Richard G. Marcus.........................      160,000            29
     William M. Marcus.........................      160,000            39
     Gilbert K. Gailius........................      160,000(1)         21
     J. Dennis Burns...........................      160,000            15

--------
(1) Mr. Gailius also has certain supplemental retirement benefits described above in the Compensation Committee Report that negate the effect of the Required Maximum as to Mr. Gailius and entitle Mr. Gailius to aggregate benefits as outlined in the notes to the Summary Compensation Table.

                      CUMULATIVE TOTAL STOCKHOLDER RETURN

  The graph that follows compares the monthly cumulative total stockholder return of the Common Stock to the monthly cumulative returns of the American Stock Exchange Market Value Index and a Peer Group Index which includes companies in Standard Industrial Classification (SIC) code number 3089--Plastic Products, N.E.C.



                                 [GRAPH APPEARS HERE]

                       ----------------------- FISCAL YEAR ENDING -------------
-----
COMPANY/INDEX/MARKET   12/30/1994 12/29/1995 12/31/1996 12/31/1997 12/31/1998 12/31/1999
American Biltrite        100.00      79.46      82.93     91.05      79.14     56.50
Plastics Products, NEC   100.00     121.22     156.12    191.49     190.43    183.87
AMEX Market Index        100.00     128.90     136.01    163.66     161.44    201.27

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The Board has selected Ernst & Young LLP as the Company's independent public accountants for 2000. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will be given an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the year 2000 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at the Company's principal executive offices by December 2, 2000. In order for stockholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Company at the Company's principal executive offices by February 4, 2001.

                                 OTHER MATTERS

  Management of the Company has no knowledge of any other matters which may come before the Meeting and does not itself intend to present any such other matters. However, if any such other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Henry W. Winkleman
                                          Secretary

Wellesley Hills, Massachusetts
April 5, 2000

                               REVOCABLE PROXY
                            AMERICAN BILTRITE INC.


[X]     PLEASE MARK VOTES
        AS IN THIS EXAMPLE

     ANNUAL MEETING OF STOCKHOLDERS MAY 9, 2000
     This proxy is solicited on behalf of the Board of Directors

     The undersigned hereby appoints Roger S. Marcus, Richard G. Marcus and William M. Marcus and each of them, as attorneys and proxies, with full power of substitution, to represent and to vote, as designated below, at the Annual Meeting of Stockholders of American Biltrite Inc. (the "Company") to be held in the Long Lane Room, 2nd Floor, at Fleet Bank, 100 Federal Street, Boston, Massachusetts on Tuesday, May 9, 2000, at 9:00 A.M., Boston time, and at any adjournment thereof, all shares of Common Stock of the Company which the undersigned could vote. If present in such manner as such proxies may determine on any matters which may properly come before the meeting and to vote on the following as specified hereon.


                                   -------------------------------------
Please be sure to sign and date     Date
  this Proxy in the box below.
------------------------------------------------------------------------




-------Stockholders sign above-------Co-holder (if any) sign above------


                                                      With-       For All
1.  ELECTION OF CLASS I DIRECTORS          For        hold        Except
    (except as mentioned to the contrary   [_]         [_]         [_]
     below):

     Nominees: /s/ Gilbert K. Gailius      Richard G. Marcus
               Frederick H. Joseph


INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For an Except" and write that nominee's name in the space provided below.

--------------------------------------------------------------------------------

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THIS MEETING.

     Note: Signature(s) should agree with name(s) as printed hereon. All joint owners and fiduciaries should sign. When signing as attorney, executor, administrator, trustee, guardian or custodian for a minor, please give full title as such. If a corporation, please sign full corporate name and indicate the signer's office of authority. If a partner, sign in partnership name by authorized person.


  Detach above card, sign date and mail in postage-paid envelope provided.

                            AMERICAN BILTRITE INC.
-------------------------------------------------------------------------------
               PLEASE FILL IN DATE, SIGN AND MAIL THIS PROXY IN
                    THE ENCLOSED POST-PAID RETURN ENVELOPE
-------------------------------------------------------------------------------